EXHIBIT 4.6


                          FIRST SUPPLEMENTAL INDENTURE

THIS FIRST SUPPLEMENTAL INDENTURE (the "Supplemental Indenture"), dated as of October 24, 2003, is entered into by and between MAVERICK TUBE CORPORATION, a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), having its principal office at 16401 Swingley Ridge Road, Suite 700, Chesterfield, Missouri 63017, and THE BANK OF NEW YORK, a corporation duly organized and existing under the laws of the State of New York, as Trustee (the "Trustee").

                                   WITNESSETH:

WHEREAS, the Company and the Trustee heretofore executed and delivered an Indenture, dated as of June 9, 2003 (the "Indenture"), providing for the issuance of the 4.00% Convertible Senior Subordinated Notes due 2033 of the Company (the "Notes");

WHEREAS, Section 13.01 of the Indenture permits the Company, when authorized by its Board of Directors, and the Trustee, at any time and from time to time, to enter into one or more supplemental indentures, in form satisfactory to the Trustee to cure any ambiguity, to correct or supplement any provision of the Indenture which may be defective or inconsistent with any other provision therein, or to make any other provisions with respect to matters or questions arising under the Indenture, provided that such action shall not adversely affect the interests of the Holders of the Notes;

WHEREAS, the Company and the Trustee desire to enter into this Supplemental Indenture to correct an error in the OID column of the Projected Payment Schedule set forth on Exhibit E to the Indenture, which correction shall not adversely affect the interests of the Holders of the Notes;

WHEREAS, this Supplemental Indenture has been duly authorized by all necessary corporate action on the part of the Company;

WHEREAS, the Company has provided to the Trustee an Officer's Certificate and an Opinion of Counsel stating that the execution of this Supplemental Indenture is authorized or permitted by the Indenture;

NOW, THEREFORE, in consideration of the promises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Trustee mutually covenant and agree for the equal and ratable benefit of the Holders as follows:

Section 1.1. Exhibit E. Exhibit E to the Indenture is hereby replaced with the Exhibit E attached hereto.

Section 1.2. Effect of Supplemental Indenture. Upon the execution and delivery of this Supplemental Indenture by the Company and the Trustee, the Indenture shall be supplemented in accordance herewith, and this Supplemental Indenture shall form a part of the Indenture for all purposes. Every Holder of Notes heretofore or hereafter authenticated and delivered under the Indenture shall be bound thereby.

Section 1.3. Indenture Remains in Full Force and Effect. Except as supplemented hereby, all provisions in the Indenture shall remain in full force and effect. Capitalized terms used herein but not otherwise defined herein have the meanings ascribed thereto in the Indenture.

Section 1.4. Conflict with Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with a provision of the Trust Indenture Act which is required under the Trust Indenture Act to be a part of and govern the Indenture, the latter provision shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act which may be so modified or excluded, the latter provision shall be deemed to apply to the Indenture as so modified or to be excluded, as the case may be.

Section 1.5. Separability Clause. In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 1.6. Benefits of Supplemental Indenture; No Recourse Against Others. Nothing in this Supplemental Indenture, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, the holders of Senior Indebtedness and the Holders, any benefit or any legal or equitable right, remedy or claim under this Supplemental Indenture. A director, officer, employee, stockholder, partner or other owner of the Company or the Trustee, as such, shall not have any liability for any obligations of the Company or the Trustee under this Supplemental Indenture or for any claim based on, in respect of or by reason of those obligations or their creation. Each Holder by accepting a Note waives and releases all that liability. This waiver and release shall be part of the consideration for the issue of the Notes.

Section 1.7. Successors. All covenants and agreements in this Supplemental Indenture by the Company and the Trustee shall bind their successors and assigns, whether so expressed or not.

Section 1.8. Governing Law. This Indenture and the Notes shall be governed by and construed in accordance with the law of the State of New York, without giving effect to any principles of conflicts of laws thereunder to the extent the application of the laws of another jurisdiction would be required thereby.

Section 1.9. Multiple Originals. The parties may sign any number of copies of this Supplemental Indenture, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 1.10. Headings. The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, and their respective corporate seals to be hereunto affixed and attested, all as of the day and year first above written.


                                   MAVERICK TUBE CORPORATION

                                   By: /s/ Pamela G. Boone
                                   ------------------------------------------
                                   Pamela G.  Boone,
                                   Vice President - Finance and Administration,
                                   Treasurer, Secretary and Chief Financial
                                   Officer


                                   THE BANK OF NEW YORK

                                   By:  /s/ Mary LaGumina
                                   ------------------------------------------
                                   Mary LaGumina,
                                   Vice President


STATE OF MISSOURI      )
                       ) ss.
COUNTY OF ST.  LOUIS   )

         On the 21st day of October, 2003, before me personally came Pamela G. Boone, to me known, who, being by me duly sworn, did depose and say that she is the Vice President - Finance and Administration, Treasurer, Secretary and Chief Financial Officer of Maverick Tube Corporation, one of the corporations described in and which executed the foregoing instrument; that she knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that she signed her name thereto by like authority.


                                   /s/ Angela M. Bennett
                                   ------------------------------------------
                                   Notary Public

[NOTARIAL SEAL]

STATE OF NEW YORK      )
                       ) ss.
COUNTY OF Rockland     )

         On the 24th day of October, 2003, before me personally came Mary LaGumina, to me known, who, being by me duly sworn, did depose and say that she is a Vice President of The Bank of New York, one of the corporations described in and which executed the foregoing instrument; that he or she knows the seal of said corporation; that the seal affixed to said instrument is such corporate seal; that it was so affixed by authority of the Board of Directors of said corporation; and that she signed her name thereto by like authority.


                                   /s/ Robert Hirsch
                                   ------------------------------------------
                                   Notary Public

[NOTARIAL SEAL]